EXHIBIT EX. – 99.1

ATWOOD ANNOUNCES CONTRACTS FOR ATWOOD HUNTER

Houston, Texas
24 June 2008

FOR IMMEDIATE RELEASE

     Atwood Oceanics, Inc. (NYSE: ATW), announced today that the ATWOOD HUNTER, owned by our wholly-owned subsidiary, Atwood Oceanics Pacific Limited (“AOPL”), has been awarded contracts by Noble Energy, Inc. (“Noble Energy”) for work in the eastern Mediterranean Sea and by Kosmos Energy Ghana HC (“Kosmos”) and Noble Energy for work offshore West Africa for a combined term of four years. These contracts provide for an operating dayrate of US$511,000 while working in the eastern Mediterranean Sea, approximately US$538,000 while working offshore Ghana and approximately US$545,000 while working in other West African designated areas. All dayrates are subject to adjustments pursuant to cost escalation provisions of the contracts. The Kosmos/Noble Energy contract provides for a one year option at mutually agreed rates.

     Immediately upon the ATWOOD HUNTER completing its current work offshore Mauritania (estimated September 2008), the rig will be relocated to the eastern Mediterranean Sea (estimated to take 35 days) to perform the Noble Energy contract (estimated to take 80 to 160 days to complete) and then mobilized to West Africa (estimated to take 55 days) to commence the combined Kosmos and Noble Energy contract, with the rig being moved between Ghana and other designated areas at various intervals. The initial work in Ghana for Kosmos is estimated to take 270 days to complete. These contracts provide that Noble Energy and Kosmos will provide all tow vessels and pay a dayrate of approximately $460,000 during all mobilization periods.

     Statements contained in this report with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including; the Company's dependence on the oil and gas industry; the risks involved the construction of a rig; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to a war with Iraq; and governmental regulations and environmental matters. A list of additional risk factors can be found in the Company's annual report on Form 10-K for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

                                        Contact: Jim Holland
                                         281-749-7804